FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 949-9700 x. 115
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Posts Record
First Quarter Results
Record Revenue of $47.6 Million vs. $31.8 Million in Prior Year (+49%)
Quarterly Net Income of $3.4 Million vs. $2.7 Million in Prior Year (+25%)
Quarterly Net Income Increases Over 300% Exclusive of Prior Year Adjustment
SPRINGFIELD, Mass., September 7, 2006 — Smith & Wesson Holding Corporation (NASDAQ: SWHC), parent company of Smith & Wesson Corp., the legendary 154-year old company in the global business of safety, security, protection and sport, today announced financial results for the first fiscal quarter ended July 31, 2006.
Revenue for the quarter ended July 31, 2006 increased 49.5% over the comparable quarter last year. Firearms sales for the quarter grew 54.0% over the comparable quarter last year, reflecting an 83.5% increase in Smith & Wesson pistol sales and a 73.0% increase in Walther pistol sales.
Net income for the quarter ended July 31, 2006 of $3.4 million, or $.08 per diluted share, was $682,000, or $.01 per diluted share, higher than for the comparable quarter last year. The prior year first quarter results included a favorable environmental reserve reduction of $3.1 million, or $0.05 per diluted share, after tax. Excluding that adjustment, net income for the quarter ended July 31, 2006 increased over 300%, or by approximately $2.6 million, or $.06 per diluted share, over net income for the quarter ended July 31, 2005.
Smith & Wesson President and CEO, Michael F. Golden, said, “Our results for the first quarter of fiscal 2007 reflect continuing execution on a strategy we established early in fiscal 2006 to grow our core firearms business in the international, sporting goods, law enforcement, and federal government channels and to diversify our Company. I am pleased to report success on all fronts. Sporting goods sales for the first quarter of fiscal 2007 increased by 36.7%. Sporting goods sales included new products, such as our Military & Police (M&P) polymer pistols and tactical rifles, and were supported by the fully direct sales force we established in mid-fiscal 2006. Our new M&P firearms also drove sales growth in the law enforcement channel for the first quarter of fiscal 2007. Law enforcement sales doubled in the first quarter of fiscal 2007 compared to the same quarter last year. On a combined basis, law enforcement and federal government sales were $10.9 million, a $7.4 million, or 210.9%, increase over the comparable quarter last year, which surpassed our expectations.
Pistol sales increased by 83.5% for the quarter, driven by several factors, including strong sales in law enforcement and continuing shipments to the U.S. Army for the Afghanistan military and police. To date, 106 law enforcement agencies have purchased, approved for purchase, or approved for on-duty carry, our M&P polymer pistols, a line we introduced less than ten months ago. Walther pistol sales also contributed to our first quarter fiscal 2007 performance by posting growth of 73.0% over the comparable quarter of fiscal 2006. Walther pistol sales, which occur primarily in the consumer channel, have benefited from our marketing efforts and direct sales force implementation.
Golden continued, “We are very pleased with our profit performance for the first quarter of fiscal 2007 on a number of fronts. Excluding the $3.1 million environmental reserve reduction from fiscal 2006 results, income from operations increased by $4.2 million, or 240.3%, over the comparable quarter last year. Gross profit for the quarter ending July 31, 2006 was 34.7%, compared with 29.4% for the comparable quarter last year. While operating expenses, excluding the environmental adjustment in July 2005, increased by $2.9 million, operating expenses as a percentage of net product sales and licensing decreased from 24.1% for the quarter ended July 31, 2005 to 22.5% for the quarter ended July 31, 2006. The combination of the increased sales volume, improved gross margins and controlled operating expenses led to our strong profit performance for the quarter.”
Diversification
Golden continued, “Our strategy also calls for diversification into new markets with new products. Market research indicated that our strong Smith & Wesson brand could be successfully transferred into new markets, including the long gun market for tactical rifles, hunting rifles and shotguns. In fiscal 2006, we introduced our new M&P tactical rifle series, which is being well received in the market place. We intend to continue our expansion into other segments of the long gun market, with the introduction of new product offerings during the first half of calendar 2007.”
The Company has previously indicated that it will explore opportunities to grow and diversify through potential acquisitions and recently filed with the SEC registration statements on Forms S-3 and S-4 to sell and issue stock. The Company also recently received approval from TD Banknorth N.A. to secure an additional $30 million line of credit intended for acquisitions. While no acquisitions are currently planned, establishing these funding vehicles will allow the Company to move quickly in the event desirable acquisitions are identified.
Outlook for Fiscal 2007
Revenue is now expected to increase to approximately $200 million for fiscal 2007, which would be a 26.6% increase over fiscal 2006 revenue. This increased revenue expectation does not include the results of any potential future diversification initiatives but does include growth in our existing consumer market, as well as continued

penetration of the law enforcement, federal government, and international markets. Both the M&P pistol series and the M&P tactical rifles series are expected to be key drivers in the sales increase for fiscal 2007. We expect second quarter sales to continue the trend of the previous two quarters as a result of the sales force restructuring that took place last year. We expect sales growth in the second half from the existing product lines to be in the 15% range. Licensing revenue for fiscal 2007 is expected to be approximately $1.7 million.
Net income is now anticipated to be approximately $15.0 million, or $0.36 per diluted share. This would represent a 72% increase in net income over fiscal 2006. It should also be noted that fiscal 2006 included a $3.1 million environmental reserve reduction, which accounted for $1.9 million, or $0.05 per diluted share, of fiscal 2006 net income. Excluding this adjustment, net income in fiscal 2007 is expected to increase by over 120%. This increase is expected to result from higher sales volume, gross margin improvement to 34%, and our ability to hold operating expenses constant as a percentage of sales and licensing.
We expect capital expenditures in fiscal 2007 of approximately $13.0 million, funded entirely by cash flow from operations during the second half of the year. This increase of $5.0 million from our previous estimate reflects our expected ramp in long guns, combined with our rapid growth in pistol sales.
We expect cash flow in fiscal 2007 of approximately $12.0 million to $14.0 million, representing a slight decrease from our previous estimates, and reflecting our expected increase in capital expenditures. At the end of the first quarter, we had $3.0 million in short-term borrowings due to the timing of scheduled payments for insurance premiums and profit sharing payments, and capital expenditures. Our expectation is that the bulk of our capital expenditures will occur during the first half of the fiscal year and we expect our cash flow to become positive in the third quarter of fiscal 2007.
Conference Call
The Company will host a conference call today, September 7, 2006, to discuss its first quarter results and its outlook for 2007. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smithandwesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary, Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, and other accessory lines. The Company is based in Springfield, Massachusetts, with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.

Use of Non-GAAP Financial Information
In evaluating our business, our management considers and uses net income excluding non-recurring items and net income per share excluding non-recurring items as a supplemental measure of operating performance. Net income excluding non-recurring items is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income. We present net income excluding non-recurring items because we consider it an important supplemental measure of our performance. We believe this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of non-recurring items. Net income excluding non-recurring items has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for our GAAP net income. The principal limitations of this measure are that it does not reflect our actual expenses. We address these limitations by relying primarily on our GAAP net income and using net income excluding non-recurring items only on a supplemental basis.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, income, income per share, cash flows, sales margins, gross margins, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal year ending April 30, 2007; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products and the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns). The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2006

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
For the Quarters Ended:

	July 31, 2006	July 31, 2005

Net product and services sales	$47,604,449	$31,849,723
License revenue	398,385	799,977
Cost of products and services sold	31,324,719	22,974,916
Cost of license revenue	—	75,895

Gross profit	16,678,115	9,598,889

Operating expenses:
Research and development, net	168,094	39,840
Selling and marketing	4,711,932	3,950,277
General and administrative	5,915,185	3,879,841
Environmental expense (credit)	—	(3,087,810)

Total operating expenses	10,795,211	4,782,148

Income from operations	5,882,904	4,816,741

Other income/(expense):
Other income/(expense)	(123,737)	42,891
Interest income	30,711	18,504
Interest expense	(344,961)	(549,337)

Total other expense	(437,987)	(487,942)

Income before income taxes	5,444,917	4,328,799
Income tax expense	2,075,601	1,641,536

Net income	$3,369,316	$2,687,263

Weighted average number of common and common equivalent shares outstanding, basic	39,447,960	32,117,678

Net income per share, basic	$0.09	$0.08

Weighted average number of common and common equivalent shares outstanding, diluted	41,045,839	38,505,557

Net income per share, diluted	$0.08	$0.07

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

	July 31,2006	April 30,2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,259,476	$731,306
Accounts receivable, net of allowance for doubtful accounts of $82,603 on July 31, 2006 and $75,000 on April 30, 2006	27,000,226	27,350,150
Inventories, net of excess and obsolescence reserve	23,156,202	19,101,507
Other current assets	2,253,662	2,567,564
Deferred income taxes	3,346,684	3,346,684
Income tax receivable	—	66,077

Total current assets	57,016,250	53,163,288

Property, plant and equipment, net	30,389,451	28,181,864
Intangibles, net	413,300	406,988
Notes receivable	1,000,000	1,000,000
Deferred income taxes	7,358,194	7,358,194
Other assets	4,535,986	4,587,301

	$100,713,181	$94,697,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,463,407	$13,560,027
Accrued expenses	3,694,848	3,451,950
Accrued payroll	4,096,544	5,740,191
Accrued income taxes	1,498,640	—
Accrued taxes other than income	769,653	818,517
Accrued profit sharing	1,094,600	2,450,394
Accrued workers’ compensation	387,630	368,080
Accrued product liability	2,353,614	2,353,616
Accrued warranty	1,249,940	1,256,507
Deferred revenue	4,836	4,836
Current portion of notes payable	4,717,593	1,690,584

Total current liabilities	33,331,305	31,694,702

Notes payable, net of current portion	13,897,414	14,337,817

Other non-current liabilities	7,353,143	7,332,368

Commitments and contingencies
Stockholders’ equity :
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 39,527,543 shares on July 31, 2006 and 39,310,543 shares on April 30, 2006 issued and outstanding	39,528	39,311
Additional paid-in capital	34,706,512	33,277,474

Retained earnings	11,385,279	8,015,963

Total stockholders’ equity	46,131,319	41,332,748

	$100,713,181	$94,697,635

Computation of non-GAAP basic and diluted net income per share (unaudited):

	Quarter Ended July	Impact of	Quarter Ended July
	31, 2005 As	Environmental	31, 2005 Excluding
	Reported	Reserve Adjustment	Environmental
			Reserve Adjustment
Operating expenses	$4,782,148	$3,087,810	$7,869,958
Operating income	4,816,741	(3,087,810)	1,728,931
Income before taxes	4,328,799	(3,087,810)	1,240,989
Income taxes	1,641,536	(1,170,898)	470,638
Net income	2,687,263	(1,916,912)	770,351
Net income per share, basic	$0.08	($0.06)	$0.02
Net income per share, diluted	$0.07	($0.05)	$0.02